EXHIBIT 21

        Wholly-owned subsidiaries of the Registrant are Shaw Financial Services, Inc., a Georgia corporation; Shaw Transport, Inc., a Georgia corporation; Shaw Industries Australia, Pty., Ltd., an Australian corporation; Shaw Contract Flooring Services, Inc., a Georgia corporation; Shaw Contract Flooring Installation Services, Inc., a Georgia corporation; Shaw Retail Properties, Inc., a Georgia corporation; Shaw Contract Properties, Inc., a Georgia corporation; SHX Leasing, Inc. a Tennessee Corporation; Shaw Funding Company, a Delaware corporation; Rug Decor by Shaw Corporation, a Georgia corporation; Queen Carpet Corporation, a Delaware corporation; Pro Installations, Inc. a California corporation; SHX Flooring, Inc. a Delaware corporation and Shaw Export, Inc. a Barbados corporation. The company also has a 75% owned subsidiary, Nylon Polymer Company, L.L.C., a Georgia corporation, and a 49% owned subsidiary, Terza, S.A. de CV., a Mexican corporation.